Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to use of our reports: (1) dated April 29, 2015 with respect to the financial statements of Principal Life Insurance Company Separate Account B, (2) dated March 25, 2015 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated March 25, 2015 with respect to the financial statement schedules of Principal Life Insurance Company, in Post-Effective Amendment No. 10 to the Registration Statement (Form N-4, No. 333-188293) of Principal Life Insurance Company Separate Account B and the related prospectus of the Principal Investment Plus Variable Annuity.

/s/Ernst & Young LLP
Des Moines, Iowa
October 22, 2015